UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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HEALTHWAYS, INC.
(Name of Registrant as Specified In Its Charter)

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701 Cool Springs Blvd
Franklin, Tennessee 37067

May 25, 2012

Re:           Healthways, Inc. (the “Company”)
2012 Annual Meeting of Stockholders – Thursday, May 31, 2012
Proposal No. 2 – Advisory Vote to Approve Executive Compensation (the “Say on Pay Proposal”)

Dear Stockholder:

We are writing to ask you to support the Board of Directors’ recommendation and vote FOR the Say on Pay Proposal included in the Company’s Proxy Statement (the “Proxy Statement”) that was filed on April 20, 2012 and can also be located at http://www.healthways.com/iframefull.aspx?id=250.

Institutional Shareholder Services (“ISS”) has recommended a vote against the Say on Pay Proposal citing what ISS perceives as the Company’s CEO pay and performance being out of alignment principally due to a retention award that ISS has stated is insufficiently linked to performance.  The Board of Directors strongly disagrees with ISS’ recommendation and believes that:

•	the Company’s compensation programs and policies are significantly and appropriately linked to the Company’s performance;

•
the performance retention award is in the best interest of the Company’s stockholders because it aligns the long-term interests of the Company’s CEO, Mr. Ben R. Leedle, Jr., with the long-term interests of the Company’s stockholders; and

•	it is in the best interest of the Company’s stockholders to retain Mr. Leedle and the performance retention award is designed to enhance the retention incentives of Mr. Leedle.

A key component of the Company’s compensation program is a pay for performance philosophy.  Although the percentage varies by officer, at least 70% of each of our named executive officer’s total target compensation for 2011 (excluding benefits and perquisites) was at risk, including approximately 82% of the total target compensation for Mr. Leedle.  At risk compensation is performance-based and includes both the annual short-term incentive plan and the long-term incentive plan, which consists of stock options, restricted stock units and performance-based cash incentives.

As a result of the Company not meeting the financial targets established by our Compensation Committee (the “Committee”) for 2011, no payments were made to the named executive officers in respect of their annual cash incentive compensation or the cash portion of the long-term incentive compensation.  As a result, Mr. Leedle did not receive an aggregate of $1,930,338 that he would have received had the Company met the financial targets for 2011.

In late 2011, the Committee considered the Company’s business strategy and the management team it believed was best able to execute that strategy and create long-term value for the Company’s stockholders.  The Committee determined that it was critical to provide additional retention incentives to assure the continued services of our CEO.  As a result of its consideration of this issue, the Committee determined to grant Mr. Leedle a performance retention award in the form of an  option to purchase an aggregate of 500,000 shares of the Company’s stock which consisted of 365,000 options issued in November 2011 and 135,000 options issued in February 2012.  ISS’s concerns focus on the 365,000 options issued in November 2011 (the “Retention Award”).

The Retention Award vests every two years over a total period of six years (30%, 30%, and 40% respectively) and to further emphasize the performance aspect of the Retention Award and to ensure that Mr. Leedle has a vested interest in the long-term value of the Company’s stock, the exercise price for the option was set at $9.96, which represented a 42% premium above the closing stock price on the date of the grant.  The Committee believes the Retention Award aligns the long-term interests of Mr. Leedle with the long-term interests of the Company’s stockholders.

In addition to ensuring that the long-term interests of Mr. Leedle are aligned with the long-term interests of the Company’s stockholders, the Retention Award is intended to enhance the retention of Mr. Leedle.  The Board of Directors believes that Mr. Leedle is uniquely positioned to lead the Company through the transformational period the Company is undergoing.

As a result of the Retention Award, a substantial portion of the compensation reflected in the Summary Compensation Table included in the Proxy Statement represents an incentive for future performance, not current cash compensation.  The Retention Award was not granted by the Committee as part of the 2011 compensation decisions, but rather in light of the evaluation late in 2011 of the Company’s business strategy and the management team needed to implement it over the next several years.  The value of the Retention Award would not be received until it vests in the future and the Company’s stock price has appreciated significantly from current levels.  The table below illustrates the difference between Mr. Leedle’s compensation as reported in the Proxy Statement and the actual compensation realized by Mr. Leedle from 2009 through 2011.

CEO Reported Pay vs. Realized Pay	Year	Salary ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Reported Pay Realized Pay Reported Pay Realized Pay Reported Pay Realized Pay	2011 2011 2010 2010 2009 2009	$712,400 $712,400 $712,400 $712,400 $712,400 $712,400	$667,878 $326,021 (1) $212,918 $330,452 (1) $621,587 $115,537 (1)	$1,905,223 -0- $931,147 $601,546 (2) $724,579 $424,358 (2)	-0- -0- $1,196,352 $1,196,352 $961,694 $961,694	$39,157 $39,157 $95,636 $95,636 $119,670 $119,670	$3,324,658 $1,077,578 $3,148,453 $2,936,386 $3,139,930 $2,333,659

(1)	Realized pay from stock awards related to previously granted restricted stock units that vested during the period. Net compensation from these vesting events was retained as held shares.
(2)
Realized pay from option awards related to the exercise of options granted before Mr. Leedle became CEO in 2003.  These option awards were approaching expiration on the date they were exercised.  Net compensation from these exercises was retained as held shares

In addition, as the Committee considered the compensation program for 2012, it became clear that there were insufficient awards available under the Company's 2007 Stock Incentive Plan (the “Plan”).  Mr. Leedle agreed to relinquish an aggregate of 335,798 stock options held by him, which are again available for grants to team members under the terms of the Plan.

The Committee is committed to designing an executive compensation program that is performance-based, competitive, clear in its design and objectives, and that aligns the interests of management with those of the Company’s stockholders.  As part of its consideration of the appropriate program in light of the Company’s current business strategy, the Committee believes it was appropriate to seek additional advice regarding the Company’s executive compensation program and in January 2012, the Committee engaged the independent executive compensation consultant, Total Rewards Strategies (“TRS”).  TRS is in the process of undertaking a comprehensive review of the Company’s compensation programs and policies.  We expect that any changes recommended by TRS will be reviewed with the Committee and implemented as deemed appropriate and in the best interest of the Company’s stockholders.

RECOMMENDATION BY THE BOARD OF DIRECTORS

The Board of Directors strongly disagrees with ISS’ recommendation.  The Board of Directors takes very seriously its responsibility to make decisions that are in the best interest of the Company’s stockholders and in the best interest of the Company’s long-term performance.

The Board of Directors recommends a vote FOR advisory approval of the Say on Pay Proposal.